Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF WHOLE EARTH BRANDS, INC.

Whole Earth Brands, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.                   This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on June 24, 2020 (the “Certificate of Incorporation”).

2.                   Article Six, Paragraph 4 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

Subject to applicable law, any director or the entire Board of Directors may be removed with or without cause, by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.

3.                   This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.                   All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Ira W. Schlussel, its Vice-President, Chief Legal Officer, this 12th day of October 2021.

By	/s/ Ira W. Schlussel
Ira W. Schlussel
Vice-President, Chief Legal Officer